EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Record Profitability and Continuing Declines in Problem Assets for the First Quarter of 2010

BETHESDA, Md., April 20, 2010 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced net income of $3.4 million for the three months ended March 31, 2010, a 63% increase over the $2.1 million for the three months ended March 31, 2009 and the highest level of quarterly net income in the Company's twelve year history. Net income available to common shareholders was $3.1 million ($0.16 per basic common share and $0.15 per diluted common share) for the three months ended March 31, 2010, compared to $1.5 million ($0.12 per basic and diluted common share) for the same period in 2009, a 106% increase, also a record level of earnings.

"In spite of continued general economic weakness nationally, we are extremely pleased to report record financial results for the first quarter of 2010," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. "Our financial results reflect the Company's ability and desire to continue lending in its marketplace, as evidenced by a 13% increase in loans over the past twelve months; our ability to continue building new and existing client relationships, as evidenced by a 29% increase in deposits in the past twelve months; and favorable asset quality measures with the first quarter of 2010 being the fourth successive quarter of declining non-performing assets to 1.36% of total assets." Mr. Paul further noted, "The Company's profitability in the first quarter of 2010 resulted in improved returns on average assets and average common equity while also maintaining a very strong total risk based capital ratio of 13.50% at March 31, 2010, well above regulatory well capitalized measures."

A continuing trend of growth in average loans and deposits and improvement in the net interest margin were the key drivers of increases in revenue and net income in first quarter results. Average loans increased 10% for the three months ended March 31, 2010, as compared to the same period in 2009. Average deposits increased 27% for the three months ended March 31, 2010, as compared to the first three months in 2009.

At March 31, 2010, total assets were $1.83 billion compared to $1.50 billion at March 31, 2009, a 23% increase. Total deposits increased 29% during the first quarter of 2010, to $1.48 billion as compared to $1.15 billion at March 31, 2009, while total loans increased 13% to $1.43 billion at March 31, 2010, from $1.27 billion at March 31, 2009. Total borrowed funds, which include customer repurchase agreements, decreased to $157.1 million at March 31, 2010 from $193.1 million at March 31, 2009, a 19% decrease, as substantial growth in lower cost core deposits was used to reduce alternative funding sources.

Net interest income increased 28% for the three months ended March 31, 2010 over the same period in 2009, as the Company posted a strong net interest margin of 3.98% for the first quarter of 2010. The net interest margin increased 2 basis points from the three months ended December 31, 2009 and 22 basis points from the 3.76% achieved in the first quarter of 2009. The higher margin in the first quarter of 2010 as compared to the same period of 2009 was due to both lower funding costs for both deposits and borrowings more than offsetting declines in earning asset yields and to higher average noninterest deposit balances in 2010 versus 2009. Higher average levels of liquid assets during the quarter ended March 31, 2010, as compared to the quarter ended March 31, 2009, contributed to the lower earning asset yields. The slight increase in net interest margin for the first quarter of 2010 over the fourth quarter of 2009 is also attributable to lower funding costs more than offsetting declines in earning asset yields. The Company's net interest margin compares favorably to peer banking companies.

Average loans increased $55 million and average deposits increased $91 million during the three months ended March 31, 2010, as compared to the three months ended December 31, 2009. In addition, at March 31, 2010, the Company had a high level of loan commitments which carried over the end of the quarter. Of these commitments, $45 million were funded in the first week of April 2010. The increase in average loans in the first quarter of 2010 as compared to the fourth quarter of 2009 is primarily attributable to growth in commercial real estate income producing and commercial and industrial loans. Increases in average deposits in the first quarter of 2010 as compared to the fourth quarter of 2009 is primarily attributable to noninterest bearing and money market deposits.

At March 31, 2010, the Company has $24.9 million of nonperforming assets, representing 1.36% of total assets, compared to $27.1 million of nonperforming assets, or 1.50% of total assets, at December 31, 2009 and $49.8 million, or 3.33% of total assets, at March 31, 2009. The March 31, 2010 ratio of nonperforming assets to total assets represented the fourth consecutive quarter of decline from a high of 3.33% at March 31, 2009. Management remains attentive to early signs of deterioration in borrowers' financial conditions and to taking appropriate actions to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.47% of total loans at March 31, 2010, is adequate to absorb potential credit losses in the loan portfolio at that date. Included in nonperforming assets at March 31, 2010 were $3.9 million of Other Real Estate Owned ("OREO") as compared to $5.1 million at December 31, 2009 and $3.3 million at March 31, 2009.

The ratio of nonperforming loans to total loans declined to 1.47% of total loans ($21.0 million) at March 31, 2010 as compared to 1.57% of total loans ($22.0 million) at December 31, 2009 and 3.67% of total loans ($46.5 million) at March 31, 2009.  The decline in the ratio is due to both a decrease in nonperforming loans of $25.5 million year over year and to a larger loan portfolio at March 31, 2010. Over the recessionary period of the past two years, management's and the Board's diligence in resolving potential problem loans without sustaining significant levels of net charge-offs has been a significant element of the Company's success.

For the three months ended March 31, 2010, the Company reported an annualized return on average assets of 0.76% as compared to 0.56% for the three months ended March 31, 2009. The annualized return on average common equity for the most recent quarter was 7.40% as compared to 5.87% for the three months ended March 31, 2009. The increases in these ratios were due primarily to a higher net interest margin resulting from loan pricing, lower funding costs, and improvement in operating cost management as exhibited by an improved efficiency ratio and a lower ratio of noninterest expenses to average assets.

The provision for credit losses was $1.7 million for the three months ended March 31, 2010 as compared to $1.6 million for the three months ended March 31, 2009. At March 31, 2010, the allowance for credit losses represented 1.47% of loans outstanding, as compared to 1.50% at March 31, 2009 and 1.47% at December 31, 2009. The slightly higher provisioning in the first quarter of 2010, as compared to the first quarter of 2009, is primarily attributable to higher amounts of loan growth in the first quarter of 2010 versus 2009 and to higher levels of net charge-offs. Net charge-offs of $1.3 million represented 0.36% of average loans in the first quarter of 2010, as compared to $918 thousand, or 0.29% of average loans in the first quarter of 2009. Net charge-offs in the first quarter of 2010 were attributable to charge-offs in the unguaranteed portion of SBA loans ($107 thousand), commercial and industrial loans ($651 thousand), commercial real estate loans ($500 thousand) and consumer loans ($4 thousand).

At March 31, 2010, the allowance for credit losses represented 100% of nonperforming loans as compared to 41% at March 31, 2009 and 94% at December 31, 2009. The higher coverage ratio at March 31, 2010 is due primarily to increases in the allowance for credit losses over the past year and a substantial decline in the level of nonperforming loans, from $46.5 million at March 31, 2009 to $21.0 million at March 31, 2010. At March 31, 2010, approximately $13.2 million or 63% of nonperforming loans represent impaired loans acquired in the acquisition with Fidelity & Trust Bank ("Fidelity") which, in accordance with generally accepted accounting principles, were initially recorded at fair value without any allowance attributable to pre-acquisition deterioration.

Noninterest income for the three months ended March 31, 2010 decreased to $1.2 million from $1.4 million for the three months ended March 31, 2009, a 15% decrease. This decrease was due primarily to lower gains realized on the sale of residential mortgage loans, resulting from accounting rule changes effective January 1, 2010. The new rule requires deferral of gain recognition until all recourse provisions are satisfied, which period is generally 90-120 days. Also contributing to the decline in noninterest income in the first quarter of 2010 was no investment securities gains as compared to gains of $132 thousand during the same period in 2009.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 62.15% for the first quarter of 2010, as compared to 69.10% for the first quarter of 2009, as the Company has enhanced its productivity, margin and efficiency since the acquisition of Fidelity. Noninterest expenses were $11.5 million for the three months ended March 31, 2010, as compared to $10.3 million for the three months ended March 31, 2009, an 11% increase. Higher costs were incurred for salaries and benefits of $370 thousand, $217 thousand of premises and equipment expenses, data processing of $68 thousand and deposit insurance premiums of $193 thousand. Other expenses increased $406 thousand, primarily due to $181 thousand of OREO expenses and a net loss of $85 thousand on the sale of two OREO properties.

The Company's regulatory capital ratios remain well in excess of those required for well capitalized status. At March 31, 2010, Eagle Bancorp had a total risk based capital ratio of 13.50%, a Tier 1 risk based capital ratio of 11.77%, a leverage ratio of 10.00% and a tangible common equity capital ratio of 9.06%.

The financial information which follows provides more detail on the Company's financial performance for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009, including eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through fourteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. Management is currently negotiating the lease termination with the landlord of its Sligo Avenue office located in Silver Spring, Maryland. The required notice has been given to close this branch effective April 30, 2010. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Conference Call: Eagle Bancorp will host a conference call to discuss first quarter financial results on Wednesday, April 21, 2010 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 877-303-6220, conference ID Code is 67581641, or by accessing the call on the Company's website, www.eaglebankcorp.com. A replay of the conference call will be available on the Company's website through May 5, 2010.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Financial Highlights
(in thousands, except per share data)	Three Months Ended
	March 31,
	2010	2009
Income Statements:	(Unaudited)	(Unaudited)
Total interest income	$ 22,508	$ 20,067
Total interest expense	5,285	6,604
Net interest income	17,223	13,463
Provision for credit losses	1,689	1,566
Net interest income after provision for credit losses	15,534	11,897
Noninterest income (before investment gains)	1,222	1,300
Investment gains	--	132
Total noninterest income	1,222	1,432
Total noninterest expense	11,463	10,293
Income before income tax expense	5,293	3,036
Income tax expense	1,902	961
Net income	3,391	2,075
Preferred stock dividends and discount accretion	320	583
Net Income Available to Common Shareholders	$ 3,071	$ 1,492

Per Share Data:
Earnings per weighted average common share, basic	$ 0.16	$ 0.12
Earnings per weighted average common share, diluted	$ 0.15	$ 0.12
Weighted average common shares outstanding, basic	19,609,197	12,742,725
Weighted average common shares outstanding, diluted	19,951,246	12,793,974
Actual shares outstanding	19,633,763	12,745,118
Book value per common share at period end	$ 8.66	$ 8.49
Tangible book value per common share at period end (1)	$ 8.44	$ 8.30

Performance Ratios (annualized):
Return on average assets	0.76%	0.56%
Return on average common equity	7.40%	5.87%
Net interest margin	3.98%	3.76%
Efficiency ratio (2)	62.15%	69.10%

Other Ratios:
Allowance for credit losses to total loans	1.47%	1.50%
Allowance for credit losses to total nonperforming loans	100.33%	40.98%
Allowance for credit losses to total nonperforming assets	84.58%	38.27%
Nonperforming loans to total loans	1.47%	3.67%
Nonperforming assets to total assets	1.36%	3.33%
Net charge-offs (annualized) to average loans	0.36%	0.29%
Common equity to total assets	9.24%	7.11%
Tier 1 leverage ratio	10.00%	9.06%
Tier 1 risk based capital ratio	11.77%	10.26%
Total risk based capital ratio	13.50%	12.43%
Tangible common equity to tangible assets (1)	9.06%	7.08%

Loan Balances -Period End (in thousands):
Commercial and Industrial	$ 360,865	$ 321,049
Commercial real estate -- owner occupied	$ 192,809	$ 187,281
Commercial real estate - income producing	$ 538,201	$ 394,364
1-4 Family mortgage	$ 10,189	$ 9,451
Construction - commercial and residential	$ 232,825	$ 266,725
Home equity	$ 86,905	$ 81,276
Other consumer	$ 5,429	$ 7,812

Average Balances (in thousands):
Total assets	$ 1,815,383	$ 1,497,036
Total earning assets	$ 1,753,989	$ 1,453,503
Total loans (3)	$ 1,406,904	$ 1,281,925
Total deposits	$ 1,472,061	$ 1,157,227
Total borrowings	$ 146,638	$ 190,065
Total stockholders' equity	$ 191,393	$ 141,341

(1) Tangible common equity to tangible assets and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity to tangible assets by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets.
 We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholders'
 equity by common shares outstanding. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income

(3) Includes loans held for sale
Eagle Bancorp, Inc.
Statements of Financial Condition
(dollars in thousands)
	March 31, 2010	December 31, 2009	March 31, 2009
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$ 25,987	$ 21,955	$ 27,322
Federal funds sold	66,839	88,248	6,147
Interest bearing deposits with banks and other short-term investments	7,541	7,484	3,538
Investment securities available for sale, at fair value	253,740	235,227	150,507
Federal Reserve and Federal Home Loan Bank stock	10,417	10,417	8,469
Loans held for sale	1,089	1,550	2,832
Loans	1,427,223	1,399,311	1,267,958
Less allowance for credit losses	(21,045)	(20,619)	(19,051)
Loans, net	1,406,178	1,378,692	1,248,907
Premises and equipment, net	8,711	9,253	9,488
Deferred income taxes	11,909	12,455	10,878
Bank owned life insurance	13,022	12,912	12,564
Intangible assets, net	4,347	4,379	2,465
Other real estate owned	3,906	5,106	3,289
Other assets	19,305	17,826	9,368
Total Assets	$ 1,832,991	$ 1,805,504	$ 1,495,774

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Noninterest bearing demand	$ 291,714	$ 307,959	$ 232,725
Interest bearing transaction	48,865	59,720	47,840
Savings and money market	624,197	582,854	303,022
Time, $100,000 or more	276,355	296,199	256,506
Other time	235,808	213,542	308,625
Total deposits	1,476,939	1,460,274	1,148,718
Customer repurchase agreements and federal funds purchased	97,837	90,790	120,918
Other short-term borrowings	10,000	10,000	10,000
Long-term borrowings	49,300	49,300	62,150
Other liabilities	6,450	6,819	9,459
Total liabilities	1,640,526	1,617,183	1,351,245

Stockholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series A, $1,000 per share liquidation preference, shares issued and outstanding 23,235, 23,235 and 38,235, respectively, discount of $734, $570 and $1,809 respectively, net	22,449	22,612	36,374
Common stock, par value $.01per share; shares authorized 50,000,000, shares issued and outstanding 19,633,763, 19,534,226 and 12,745,118, respectively	196	195	127
Warrants	946	946	1,892
Additional paid in capital	129,434	129,211	76,958
Retained earnings	36,288	33,024	26,486
Accumulated other comprehensive income	3,152	2,333	2,692
Total stockholders' equity	192,465	188,321	144,529
Total Liabilities and Stockholders' Equity	$ 1,832,991	$ 1,805,504	$ 1,495,774

EAGLE BANCORP, INC.
Consolidated Statements of Operations
For the Three Month Periods Ended March 31, 2010 and 2009 (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	March 31,
Interest Income	2010	2009
Interest and fees on loans	$ 20,462	$ 18,113
Interest and dividends on investment securities	1,977	1,929
Interest on balances with other banks and short-term investments	33	19
Interest on federal funds sold	36	6
Total interest income	22,508	20,067
Interest Expense
Interest on deposits	4,538	5,557
Interest on customer repurchase agreements and federal funds purchased	183	281
Interest on short-term borrowings	18	45
Interest on long-term borrowings	546	721
Total interest expense	5,285	6,604
Net Interest Income	17,223	13,463
Provision for Credit Losses	1,689	1,566
Net Interest Income After Provision For Credit Losses	15,534	11,897

Noninterest Income
Service charges on deposits	730	738
Gain on sale of loans	54	131
Gain on sale of investment securities	--	132
Increase in the cash surrender value of bank owned life insurance	110	114
Other income	328	317
Total noninterest income	1,222	1,432
Noninterest Expense
Salaries and employee benefits	5,675	5,305
Premises and equipment expenses	2,092	1,875
Marketing and advertising	247	315
Data processing	615	547
Legal, accounting and professional fees	574	590
FDIC insurance	634	441
Other expenses	1,626	1,220
Total noninterest expense	11,463	10,293
Income Before Income Tax Expense	5,293	3,036
Income Tax Expense	1,902	961
Net Income	3,391	2,075
Preferred Stock Dividends and Discount Accretion	320	583
Net Income Available to Common Shareholders	$ 3,071	$ 1,492

Earnings Per Common Share
Basic	$ 0.16	$ 0.12
Diluted	$ 0.15	$ 0.12

EAGLE BANCORP, INC.
Average Balances, Interest Yields And Rates, And Net Interest Margin (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2010			2009
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 7,558	$ 33	1.77%	$ 2,763	$ 19	2.72%
Loans (1) (2) (3)	1,406,904	20,462	5.90%	1,281,925	18,113	5.73%
Investment securities available for sale (3)	269,437	1,977	2.98%	159,649	1,929	4.90%
Federal funds sold	70,090	36	0.21%	9,166	6	0.25%
Total interest earning assets	1,753,989	22,508	5.20%	1,453,503	20,067	5.60%

Total noninterest earning assets	82,214			62,191
Less: allowance for credit losses	20,820			18,658
Total noninterest earning assets	61,394			43,533
TOTAL ASSETS	$1,815,383			$1,497,036

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 50,557	$ 33	0.26%	$ 47,690	$ 32	0.27%
Savings and money market	625,639	2,085	1.35%	293,551	1,088	1.50%
Time deposits	507,089	2,420	1.94%	601,440	4,437	2.99%
Total interest bearing deposits	1,183,285	4,538	1.56%	942,681	5,557	2.99%
Customer repurchase agreements and federal funds purchased	87,338	183	0.85%	98,582	281	1.16%
Other short-term borrowings	10,000	18	0.73%	29,333	45	0.62%
Long-term borrowings	49,300	546	4.49%	62,150	721	4.70%
Total interest bearing liabilities	1,329,923	5,285	1.61%	1,132,746	6,604	2.36%

Noninterest bearing liabilities:
Noninterest bearing demand	288,776			214,546
Other liabilities	5,291			8,404
Total noninterest bearing liabilities	294,067			222,950

Stockholders' equity	191,393			141,341
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,815,383			$1,497,036

Net interest income		$ 17,223			$ 13,463
Net interest spread			3.59%			3.24%
Net interest margin			3.98%			3.76%

(1) Includes loans held for sale.
(2) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $536 thousand and $433 thousand for the three months ended March 31, 2010 and 2009, respectively.
(3) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights (Quarterly Trends)
(in thousands, except per share data) (Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statements:	2010	2009	2009	2009	2009	2008	2008	2008
Total interest income	$ 22,508	$ 22,413	$ 21,426	$ 20,432	$ 20,067	$ 20,904	$ 16,744	$ 13,995
Total interest expense	5,285	5,685	6,408	6,112	6,604	7,680	5,829	4,753
Net interest income	17,223	16,728	15,018	14,320	13,463	13,224	10,915	9,242
Provision for credit losses	1,689	2,528	1,857	1,718	1,566	1,450	995	814
Net interest income after provision for credit losses	15,534	14,200	13,161	12,602	11,897	11,774	9,920	8,428
Noninterest income (before investment gains or losses)	1,222	1,275	1,486	1,698	1,300	1,313	1,150	970
Investment gains (losses)	--	1	--	1,405	132	(52)	45	--
Total noninterest income	1,222	1,276	1,486	3,103	1,432	1,261	1,195	970
Salaries and employee benefits	5,675	5,412	5,128	5,044	5,305	5,270	4,172	3,646
Premises and equipment	2,092	1,843	1,798	1,827	1,875	1,861	1,380	1,103
Marketing and advertising	247	313	228	242	315	656	125	114
Other expenses	3,449	3,058	3,126	4,460	2,798	2,720	1,893	1,669
Total noninterest expense	11,463	10,627	10,280	11,573	10,293	10,507	7,570	6,532
Income before income tax expense	5,293	4,849	4,367	4,132	3,036	2,528	3,545	2,866
Income tax expense	1,902	1,898	1,625	1,481	961	867	1,284	1,011
Net income	3,391	2,951	2,742	2,651	2,075	1,661	2,261	1,855
Preferred stock dividends and discount accretion	320	540	595	589	583	177	--	--
Net Income Available to Common Shareholders	$ 3,071	$ 2,411	$ 2,147	$ 2,062	$ 1,492	$ 1,484	$ 2,261	$ 1,855

Per Share Data (1):
Earnings per weighted average common share, basic	$ 0.16	$ 0.12	$ 0.16	$ 0.16	$ 0.12	$ 0.12	$ 0.20	$ 0.17
Earnings per weighted average common share, diluted	$ 0.15	$ 0.12	$ 0.15	$ 0.16	$ 0.12	$ 0.12	$ 0.19	$ 0.17
Weighted average common shares outstanding, basic	19,609,197	19,521,574	13,504,539	12,750,496	12,742,725	12,703,425	11,482,401	10,816,857
Weighted average common shares outstanding, diluted	19,951,246	19,779,726	13,794,355	12,887,964	12,793,974	12,777,262	11,576,095	10,896,766
Actual shares outstanding	19,633,763	19,534,226	19,505,339	12,763,940	12,745,118	12,714,355	12,686,128	10,826,828
Book value per common share at period end	$ 8.66	$ 8.48	$ 8.46	$ 8.52	$ 8.49	$ 8.34	$ 7.93	$ 7.78
Dividend per common share	$ --	$ --	$ --	$ --	$ --	$ --	$ --	$ 0.0545

Performance Ratios (annualized):
Return on average assets	0.76%	0.68%	0.67%	0.70%	0.56%	0.46%	0.82%	0.84%
Return on average common equity	7.40%	5.79%	7.62%	7.71%	5.87%	5.21%	9.97%	8.81%
Net interest margin	3.98%	3.96%	3.77%	3.91%	3.76%	3.74%	4.11%	4.34%
Efficiency ratio (2)	62.15%	59.02%	62.29%	66.42%	69.10%	72.54%	62.51%	63.96%

Other Ratios:
Allowance for credit losses to total loans	1.47%	1.47%	1.51%	1.50%	1.50%	1.45%	1.46%	1.15%
Nonperforming loans to total loans	1.47%	1.57%	1.73%	2.36%	3.67%	2.01%	1.79%	1.45%
Nonperforming assets to total assets	1.36%	1.50%	1.63%	2.14%	3.33%	1.76%	1.45%	1.26%
Net charge-offs (annualized) to average loans	0.36%	0.54%	0.48%	0.35%	0.29%	0.05%	0.27%	0.20%
Tier 1 leverage ratio	10.00%	10.29%	11.68%	8.96%	9.06%	9.22%	8.79%	9.43%
Tier 1 risk based capital ratio	11.77%	11.82%	13.65%	9.91%	10.26%	9.78%	7.55%	9.74%
Total risk based capital ratio	13.50%	13.57%	15.57%	12.05%	12.43%	11.93%	9.75%	10.80%

Average Balances (in thousands):
Total assets	$ 1,815,383	$ 1,732,168	$ 1,631,200	$ 1,518,979	$ 1,497,036	$ 1,451,295	$ 1,098,362	$ 891,267
Total earning assets	$ 1,753,989	$ 1,677,573	$ 1,579,603	$ 1,468,296	$ 1,453,503	$ 1,406,421	$ 1,057,543	$ 857,232
Total loans (3)	$ 1,406,904	$ 1,352,076	$ 1,317,685	$ 1,297,634	$ 1,281,925	$ 1,218,067	$ 922,224	$ 770,034
Total deposits	$ 1,472,061	$ 1,381,305	$ 1,321,405	$ 1,164,978	$ 1,157,227	$ 1,152,376	$ 863,930	$ 683,151
Total borrowings	$ 146,638	$ 141,406	$ 146,819	$ 199,479	$ 190,065	$ 177,955	$ 138,374	$ 118,634
Total stockholders' equity	$ 191,393	$ 202,004	$ 153,171	$ 145,492	$ 141,341	$ 113,245	$ 90,223	$ 84,708

(1) Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend paid on October 1, 2008
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income
(3) Includes loans held for sale
CONTACT: Eagle Bancorp, Inc.
         Michael T. Flynn
         301.986.1800